EXHIBIT 10.7

PROMISSORY NOTE

US$150,000                                                                                                   Dated: As of July 29, 2010

FOR VALUE RECEIVED, the undersigned, Australia Acquisition Corp. (“Maker” or “Company”), a company incorporated in the Cayman Islands HEREBY promises to pay to Ziegler Asset Partners Pty. Ltd. (“Payee”) of Sydney, Australia, the principal sum of 150,000 United States dollars (US$150,000) without interest thereon, on the following terms:-

1.	The total principal sum of US$150,000 shall be due on the earlier of July 29, 2011 or the consummation of the offering of the Company’s securities.

2.	Principal shall not bear interest except where the Maker is in default as hereafter provided.

3.
In the event that any payment of principal is not paid within seven (7) days of its due date hereunder or in the event of commencement by or in respect of the Maker of liquidation proceedings (whether voluntary or compulsory), all unpaid amounts evidenced by this Note, at the option of the Payee, shall immediately become due and payable, without demand or notice. Failure to exercise this option shall not constitute a waiver of the rights to exercise the same in the event of subsequent default.

4.
In the event of default hereunder, all costs and expenses of collection or attempts at collection (including legal fees on a full indemnity basis regardless of any scale court costs which may otherwise apply) may be recovered by the Payee from the Maker or any guarantor or endorser hereof, whether this Note is collected by suit otherwise. While this Note is in default, any amounts due hereunder shall bear interest, payable on demand, at the rate of interest equal to 6%.

5.	The Maker waives presentment, notice of dishonour, protest and any other formality with respect to this Note.

6.	Every notice or demand hereunder shall be in writing and may be given or made by personal delivery or registered letter. Every notice or demand shall be given:-

(a)	to the Maker at:-

Level 11, 459 Collins Street
Melbourne VIC 3000

(b)	to the Payee at:-
36 Billyard Avenue
Elizabet Bay
Sydney NSW
Australia 2011

(or at such changed address as one party may notify to the other). Subject as expressly provided herein, notice or demand shall be deemed to have been received, in the case of a letter, 3 days after posting of the same by prepaid first class mail.

7.
Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the trust account in which the proceeds of the initial public offering (the “IPO”) conducted by the Maker (including the deferred underwriters discounts and commissions) and the proceeds of the sale of the warrants issued in a private placement to occur prior to the effectiveness of the IPO, as described in greater detail in the registration statement and prospectus to be filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

8.
This Note shall be governed by and construed in accordance with the laws of the Cayman Islands. The Maker and any guarantor or endorser hereof consent to the non-exclusive jurisdiction of the Courts of the Cayman Islands.

/s/ Peter A. Ziegler
Peter A. Ziegler Chairman of the Board of Directors and Chief Executive Officer Australia Acquisition Corp.